AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                 March 12, 1997

                           REGISTRATION NO. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

     DELAWARE                          4841                   23-2417713
(State or other jurisdiction    (Primary Standard          (I.R.S. Employer
of incorporation or             Industrial Classification  Identification No.)
organization)                   Code Number)

                              MAIN AT WATER STREET
                         COUDERSPORT, PENNSYLVANIA 16915
                                 (814) 274-9830
   (Address,        including zip code, and telephone number, including area
                    code, of registrant's principal executive offices)

                              COLIN HIGGIN, ESQUIRE
                             DEPUTY GENERAL COUNSEL
                       ADELPHIA COMMUNICATIONS CORPORATION
                              MAIN AT WATER STREET
                         COUDERSPORT, PENNSYLVANIA 16915
                                 (814) 274-9830
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                 PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                       CARL E. ROTHENBERGER, JR., ESQUIRE
                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 562-8826


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------

                                                  Proposed
                                                   maximum         Proposed maximum
Title of each class of                         offering price     aggregate offering
   securities to be          Amount to be       per unit (1)          price (1)              Amount of
      registered              registered                                                 registration fee
------------------------ --------------------- ---------------- ----------------------- --------------------
Class A Common Stock
(par value $.01 per
share)                       766,871             $5.875               $4,505,367.13            $1,366.00


------------------------ --------------------- ---------------- ----------------------- --------------------


(1)      Estimated  solely for purposes of calculating the  registration  fee in accordance with Rule 457(c).  Such number  represents  the  average of the high and low prices for the Class A Common  Stock as reported by the NASDAQ
National Market System on March 5, 1997.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                              -----------------------

                             Subject to Completion
                                 March 12, 1997
                                   PROSPECTUS

766,871 Shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A Common Stock
($.01 par value)

This Prospectus relates to 766,871 shares of Class A Common Stock (the "Shares") of Adelphia Communications Corporation ("Adelphia" or the "Company"), which may be sold by or for the account of the Selling Stockholders named herein. See "Selling Stockholders." The Shares were acquired by the Selling Stockholders from Adelphia in a privately negotiated acquisition transaction.

The Shares may be sold from time to time by the Selling Stockholders in open market transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution." Adelphia will not receive any of the proceeds from the sale of the Shares.

The Class A Common Stock is listed for trading on the NASDAQ National Market System. On March 11, 1997, the closing sale price of the Class A Common Stock was $6.00 per share.

The rights of holders of Class A Common Stock and Class B Common Stock differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___________, 1997.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

                  Adelphia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC located at Citicorp Center, Suite 1400, 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Adelphia's Class A Common Stock is listed on the NASDAQ National Market System under the symbol "ADLAC".

                  Adelphia has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the SEC at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company that is electronically filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system. Such information is publicly available through the Commission's web site (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  Adelphia hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission: (a) Adelphia's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, as amended by Form 10-K/A dated July 29, 1996 ("Form 10-K"); (b) Adelphia's Quarterly Report on Form 10-Q for the periods ended June 30, 1996, September 30, 1996, and December 31, 1996 (the "Form 10-Qs"); and (c) the descriptions of common stock contained in Adelphia's Registration Statement filed under Section 12(g) of the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

                  All documents filed by Adelphia pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  Adelphia will provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all other documents incorporated by reference unto this Prospectus. Requests for such copies should be directed to Adelphia Communications Corporation, Main at Water Street, Coudersport, Pennsylvania 16915, Attention: Deputy General Counsel; telephone number (814) 274-9830.

                               PROSPECTUS SUMMARY

                  The following information is qualified in its entirety by the more detailed information and financial statements appearing in this Prospectus or incorporated by reference herein. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included or incorporated by reference in this Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K and the Form 10-Qs, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors."



                                   The Company

                  The Company is the seventh largest cable television operator in the United States. As of December 31, 1996, cable television systems owned or managed by the Company (the "Systems") in the aggregate passed 2,625,337 homes and served 1,856,122 basic subscribers. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

                  The Company's owned cable systems (the "Company Systems") are located in ten states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of December 31, 1996, the Company Systems passed 1,547,512 homes and served 1,131,373 basic subscribers.

                  The Company also provides, for a fee, management and consulting services to certain partnerships and certain corporations engaged in the ownership and operation of cable television systems (the "Managed Partnerships"). John J. Rigas and certain members of the immediate family, including entities they own or control (collectively the "Rigas Family"), have substantial ownership interests in the Managed Partnerships. As of December 31, 1996, cable systems owned by the Managed Partnerships (the "Managed Systems") passed 431,055 homes and served 312,491 basic subscribers.

                  In addition, Olympus Communications, L.P. ("Olympus"), a joint venture limited partnership between the Company and FPL Group, Inc. operates a large cable system in Florida which passed 646,770 homes and served 412,258 basic subscribers as of December 31, 1996.

                  Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of Adelphia's Class A Common Stock. The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.



                                  The Offering

Shares Offered by the Selling Stockholders..............................................766,871 shares, Class A
                                                                                        Common

Shares outstanding before and after the offering........................................16,130,880 shares,
                                                                                        Class A Common

                                                                                        10,944,476 shares,
                                                                                        Class B Common

NASDAQ National Market System Symbol....................................................ADLAC


                                  RISK FACTORS

                  In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the securities offered hereby.


Substantial Leverage

                  The Company is highly leveraged and has incurred substantial indebtedness to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. At December 31, 1996, the Company's total indebtedness aggregated approximately $2,488,119,000, which included approximately $1,364,956,000 of subsidiary bank and institutional debt, $182,212,000 of Hyperion Telecommunications, Inc. ("Hyperion") debt and approximately $940,951,000 of indebtedness of the Company. The Company's total debt has varying maturities to 2005, including an aggregate of approximately $797,591,000 maturing on or prior to March 31, 2001. The Company has maintained its public long-term debt at the holding company level and unrestricted subsidiaries while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term loan periods and contain separately-negotiated covenants relating to, among other things, cross-defaults and the incurrence of additional debt for each borrowing group. In addition, Olympus has substantial leverage. The high level of the Company's indebtedness will have important consequences to holders of the Shares, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for general corporate purposes or for capital improvements; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for capital improvements may be limited; (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally; and
(iv) the Company's level of indebtedness could impair its ability to pay dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.


Net Losses and Stockholders' Deficiency

                  The total stockholders' deficiency at March 31, 1996 and at December 31, 1996 was $1,128,239,000 and $1,218,377,000, respectively. The stockholders' deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses of approximately $187,860,000, $106,284,000 and $119,894,000 for the years ended
March 31, 1994, 1995 and 1996, respectively, and $84,699,000 and $90,138,000, for the nine months ended December 31, 1995 and 1996, respectively. The Company expects to continue to incur significant net losses for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.

                  For the year ended March 31, 1996 and for the nine months ended December 31, 1996, the Company's earnings were insufficient to cover its fixed charges by $78,189,000 and $45,293,000, respectively. However, such amounts reflect non-cash charges totalling $127,319,000 and $115,490,000, respectively, consisting of depreciation, amortization and non-cash interest expense on certain indebtedness of the Company. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates and the Company has depended on the availability of additional borrowings to meet its liquidity requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its indentures and its subsidiary credit agreements. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.


Holding Company Structure; Restrictive Covenants

                  As a holding company, Adelphia holds no significant assets other than its investments in and advances to its subsidiaries and other investments. Adelphia's ability to make interest and principal payments when due to holders of debt of Adelphia is dependent upon the receipt of sufficient funds from its subsidiaries or other investments. Under the terms of various debt agreements between the Adelphia subsidiaries and other investments and their respective lending institutions, upon the occurrence of an event of default (including certain cross-defaults resulting from defaults under Adelphia's debt agreements) or unless certain financial performance tests are met, the Adelphia subsidiaries and other investments are restricted from distributing funds to Adelphia. At December 31, 1996, the total amount of long-term debt of such subsidiaries was $1,364,956,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.

                  The agreements governing the bank debt of the Company's subsidiaries (the "Subsidiary Bank Agreements") contain, among other covenants, requirements that Adelphia's subsidiaries maintain specified financial ratios, including maximum leverage and minimum interest coverage. The ability of a subsidiary to comply with such provisions may be affected by events that are beyond Adelphia's control. The breach of any of these covenants could result in a default by a subsidiary under its Subsidiary Bank Agreement. In the event of any such default, lenders party to that Subsidiary Bank Agreement could elect to declare all amounts borrowed under that Subsidiary Bank Agreement, together with accrued interest and other fees, to be due and payable. If the indebtedness under a Subsidiary Bank Agreement were to be accelerated, all indebtedness outstanding under such Subsidiary Bank Agreement would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to Adelphia. There can be no assurance that the assets of Adelphia and its subsidiaries would be sufficient to repay all borrowings under the Subsidiary Bank Agreements and indebtedness owed to the other creditors of such subsidiaries in full. In addition, as a result of these covenants, the ability of Adelphia's subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and Adelphia may be prevented from engaging in transactions that might otherwise be considered beneficial to Adelphia.


Potential Conflicts of Interest

                  The Rigas Family holds substantially all of Adelphia's Class B Common Stock and 91.8% of the combined voting power of both classes of Adelphia's Common Stock and has the power to elect seven of eight members of Adelphia's Board of Directors. John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in the Business Opportunity Agreement regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The Indentures under which the 9 7/8% Senior Notes (see "Recent Developments"), 9 7/8% Senior Debentures, 11 7/8% Senior Debentures, 9 1/2% Senior Pay-In-Kind Notes, 12 1/2% Senior Notes and 10 1/4% Senior Notes of Adelphia were issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Related Transactions" in the Form 10-K.


Competition

                  The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). Several companies recently have launched or have announced their intention to launch, DBS services that compete with the Company for multichannel video entertainment customers. In addition, some of the Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several others have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

                  In addition, the Telecommunications Act of 1996 (the "1996 Act") has repealed the cable/telephone cross-ownership ban, and telephone companies will now be permitted to provide cable television service within their service areas. Certain of such potential service providers have greater financial resources than the Company, and in the case of local exchange carriers seeking to provide cable service within their service areas, have an installed plant and switching capabilities, any of which could give them competitive advantages with respect to cable television operators such as the Company. The Company cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" in the Form 10-K and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Form 10-Qs.

                  The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company. See "Business--Competition" and "--Legislation and Regulation" in the Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-Qs.


Need for Additional Financing

                  The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's cable plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Adelphia will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Business--Technological Developments" in the Form 10-K and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Form 10-Qs.


Regulation in the Telecommunications Industry

                  The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

                  The 1996 Act, which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--Competition" in the Form 10-K. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

                  The cable television industry is subject to state and local regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

                  Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation" in the Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-Qs.



                               RECENT DEVELOPMENTS

                  Adelphia had held $4,200,000 in principal amount of 8.75% Convertible Notes issued by Commonwealth Security Systems, Inc.("Commonwealth"). Pursuant to the merger of Commonwealth with Republic Industries Inc.("Republic") on January 23, 1997, Adelphia received 284,425 shares of Republic Common Stock in exchange for these Notes.

                  On February 26, 1997, Adelphia realized net proceeds of approximately $340,000,000 upon the issuance of $350,000,000 aggregate principal amount of 9 7/8% Senior Notes due March 1, 2007. Net proceeds of approximately $209,000,000 were contributed to Adelphia subsidiaries and were used to repay revolving credit facilities of such subsidiaries, all of which may be reborrowed and used for general corporate purposes of such subsidiaries and approximately $131,000,000 was used by Adelphia to retire a portion of its 12 1/2% Senior Notes due 2002.

                              SELLING STOCKHOLDERS

                  The Selling Stockholders and the number of Shares to be offered by them hereby, or for their account as described herein, and the total number of shares of Class A Common Stock beneficially owned by the Selling Stockholders, are as follows:

                                                                      Shares

Small Cities Cable of Newport, Inc.                                   306,748
Small Cities Television, L.P.                                         460,123
                                                                      -------
TOTAL                                                                 766,871
                                                                      =======

                  Small Cities Cable of Newport, Inc. and Small Cities Cable Television, L.P. (collectively, the "Selling Stockholders") will not own any shares of Class A Common Stock after the sale of the Shares.

                  The Shares referenced above were issued to the Selling Stockholders pursuant to separate Asset Purchase Agreements entered by and between Adelphia and each of the Selling Stockholders dated as of February 2, 1996. Such Shares were issued in private placement transactions as partial consideration for the acquisition by Adelphia of the cable television systems operated by the Selling Stockholders in Vermont.

                  The Asset Purchase Agreements provided the Selling Stockholders with certain demand registration rights to register the Shares offered hereby to permit or facilitate the sale or distribution of the Selling Stockholders' Shares.

                  Adelphia will not receive any proceeds from the sale of the Shares.

                              PLAN OF DISTRIBUTION

                  The Shares offered hereby may be sold from time to time by the Selling Stockholders in reliance on this Prospectus. This Prospectus only constitutes an offer by the Selling Stockholder who has delivered this Prospectus. Sales may be made in one or more transactions that may take place in the open market, private or negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Stockholders may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers may purchase Shares as principals for their own accounts and resell such Shares pursuant to this Prospectus. Underwriters, brokers and dealers may receive commissions or discounts from such Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders, any such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales, and any profits realized or commissions received may be deemed underwriting compensation.

                  The Company has agreed to indemnify the Selling Shareholders against certain liabilities which may be incurred in connection with this offering, including certain liabilities under the 1933 Act and the 1934 Act.

                  A supplement to this Prospectus ("Prospectus Supplement") will set forth, with respect to the Selling Stockholders, any necessary further information regarding them or the distribution of the shares offered hereby. Such Prospectus Supplement may be appropriately modified or supplemented.

                                     EXPERTS

                  The consolidated financial statements and the related financial statement schedules of the Company and its subsidiaries as of March 31, 1995 and 1996, and for each of the three years in the period ended March 31, 1996, and the consolidated financial statements of Olympus as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 that are incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1996 (as amended by Form 10-K/A dated July 29, 1996) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


No dealer, salesman or any other person has been authorized to give any                 766,871 Shares
information or to make any representations other than those contained in this
Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Adelphia since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
-----------------------------------                                                   ADELPHIA COMMUNICATIONS CORPORATION
                                                                                        Class A Common Stock
                                                                                            ($.01 par value)
                  Prospectus
                  Dated __________, 1997


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an estimate of the expenses which will be incurred by the Company in connection with the issuance and distribution of the securities being registered.



                                                                    PAYABLE BY
                                                                   THE COMPANY

SEC filing fee...................................................  $     1,366
NASDAQ fees......................................................       15,400
Legal fees and expenses..........................................       10,000
Accounting fees and expenses.....................................        3,000
Miscellaneous expenses...........................................        5,800
                                                                         -----

Total............................................................      $35,566
                                                                        ======



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

         Adelphia's Certificate of Incorporation also provides, pursuant to
Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.                                 Reference

4.01                   The Certificate of Incorporation of Adelphia Communications       Incorporated herein by
                       Corporation                                                       reference is Exhibit 3.01
                                                                                         to Registrant's Quarterly
                                                                                         Report on Form 10-Q for
                                                                                         the period ended
                                                                                         September 30, 1995.


23.01                  Consent of Deloitte & Touche LLP                                  Filed herewith
24.01                  Power of Attorney (included on the signature page of the          Filed herewith.
                       Registration Statement)


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes that:

                        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the Registration Statement as of the time it was declared effective.

                        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to the extent applicable hereunder:

                        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                  (i)      To include any prospectus required by
section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 12th day of March, 1997.

                                      ADELPHIA COMMUNICATIONS CORPORATION


                                      By  /s/ Timothy J. Rigas
                                      ------------------------------------------
                                      Timothy J. Rigas, Executive Vice President

         Known All Men By These Presents that each person whose signature appears below constitutes and appoints John J. Rigas, Timothy J. Rigas and Daniel R. Milliard, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURES                                     TITLE                                          DATE
         /s/ John J. Rigas             Chairman, President and Chief Executive Officer             March 12, 1997
         -----------------
            JOHN J. RIGAS
         /s/ Michael J. Rigas            Executive Vice President and Director                       March 12, 1997
         --------------------
            MICHAEL J. RIGAS
         /s/ Timothy J. Rigas            Executive Vice President, Chief Financial                   March 12, 1997
         --------------------
            TIMOTHY J. RIGAS             Officer, Chief Accounting Officer, Treasurer
                                         and Director
         /s/ James P. Rigas              Executive Vice President and Director                       March 12, 1997
         ------------------
            JAMES P. RIGAS
         /s/ Daniel R. Milliard          Senior Vice President, Secretary and Director               March 12, 1997
         ----------------------
            DANIEL R. MILLIARD
         /s/ Perry S. Patterson          Director                                                    March 12, 1997
         ----------------------
            PERRY S. PATTERSON
         /s/ Pete J. Metros              Director                                                    March 12, 1997
         ----------------------
            PETE J. METROS
         /s/ Dennis P. Coyle             Director                                                    March 12, 1997
         ----------------------
            DENNIS P. COYLE

                                                   EXHIBIT INDEX

Exhibit No.                                 Reference

4.01                   The Certificate of Incorporation of Adelphia Communications   Incorporated herein by
                       Corporation                                                   reference is Exhibit 3.01 to
                                                                                     Registrant's Quarterly Report
                                                                                     on Form 10-Q for the period
                                                                                     ended September 30, 1995.
23.01                  Consent of Deloitte & Touche LLP                              Filed herewith.
24.01                  Power of Attorney (included on the signature page of the      Filed herewith.
                       Registration Statement)